Exhibit 23




                       Consent of Independent Accountants


We consent to the incorporation by reference in registration statement number 333-65404 on Form S-8 of Kaneb Services, LLC. of our report dated February 11, 2002, relating to the consolidated balance sheets of Kaneb Sevices, LLC and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2001, and related schedules, which report is included on page F-1 of this Form 10-K.



                                    KPMG LLP

Dallas, Texas
March 13, 2002